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                                                                   Exhibit 99.1

CONTACT:    Thomas T. Hendrickson              Investor Relations:
            Executive Vice President           Naomi Rosenfeld/Carolyn Capaccio
            Chief Financial Officer            Press: Stacy Berns/Lauren Gargano
            Gart Sports Company                       Morgen-Walke Associates
            303/863-2204                              212/850-5600


                              FOR IMMEDIATE RELEASE

              GART SPORTS REAFFIRMS COMMITMENT TO AND FINANCING FOR
                       PROPOSED STRATEGIC COMBINATION WITH
              THE SPORTS AUTHORITY VALUED AT $20.00 PER TSA SHARE


     Denver, CO, July 15, 1998 - Gart Sports Company (Nasdaq: GRTS) announced today that it has sent to The Sports Authority (NYSE: TSA) Board of Directors a letter reconfirming Gart Sports' commitment to its previously proposed strategic combination with The Sports Authority. Attached to the letter sent to The Sports Authority was an updated letter from Chase Securities Inc. reconfirming its high level of confidence in arranging the necessary financing for the transaction.

     In this letter to The Sports Authority Board of Directors, dated July 14, 1998, Gart Sports stated, "Following your recent earnings announcement and various Wall Street analysts' downward adjustments to your projected earnings, we have revised our financial analysis... we are even more convinced that a combination of Gart and TSA on the terms suggested would be meaningfully superior to the Venator offer and are committed to seeing this transaction through to completion."

     Gart Sports had previously received a letter from the Board of Directors of The Sports Authority requesting detailed financial information in connection with The Sports Authority Board of Directors' evaluation of Gart Sports' previously announced strategic combination proposal. On July 14, Gart Sports responded to this request and provided the requested information to The Sports Authority and its financial advisor.

     Doug Morton, Chairman, President and Chief Executive Officer of Gart Sports stated, "We have indicated to The Sports Authority our eagerness to initiate more comprehensive discussions, and are confident that TSA's Board will share our enthusiasm for this proposal upon their review of the information provided. We continue to believe that the combination of Gart Sports and The Sports Authority would be very compelling, and that it represents a superior alternative to the Venator offer from both a strategic and a shareholder perspective."


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     Mr. Morton added, "Based upon July 14 closing prices, the Venator offer is worth $13.55 per TSA share. The cash portion of our proposal exceeds the value of the entire Venator offer. Not only does our combined stock and cash proposal of $20.00 per TSA share represent a more than 40% premium to the Venator offer, but we firmly believe that the potential for equity appreciation at the combined company is more compelling."

     On July 2, 1998, Gart Sports announced that it was seeking a strategic combination with The Sports Authority, whereby holders of 70% of TSA's shares outstanding would receive $20.00 per share in cash, and the remaining 30% of TSA shares outstanding would remain outstanding and would represent a 51% ownership interest in the combined entity's common stock.

     Gart Sports is the second largest full-line sporting goods retailer in the U.S. and the leading full-line sporting goods retailer in the Rocky Mountain region, with 1997 pro forma combined revenues of approximately $700 million. The Company offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices, and operates 122 stores in 16 states under the Gart Sports and Sportmart names.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause actual results, operations and business of Gart Sports or the company resulting from the proposed transaction in future periods to differ materially from forecasted results, operations or business. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in Gart Sports' or the company resulting from the transaction's specific market areas, inflation, changes in costs of goods and services, management's ability to integrate the operations of Gart Sports and The Sports Authority, and economic conditions in general and in such specific market areas. Certain of these and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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